Exhibit 10.2.1

FORM OF STOCK OPTION GRANT AGREEMENT (ALTERNATE)

INTERNATIONAL SEAWAYS, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of [_______], [___] (the “Agreement”), by and between International Seaways, Inc. (the “Company”), and [_________] (the “Optionee”).

WHEREAS, the Company has adopted the International Seaways, Inc. Management Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the employees and consultants of the Company with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company; and

WHEREAS, Section 6 of the Plan provides for the grant of Options to Participants in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Option. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, as of the Grant Date, the Company grants to the Optionee an Option to purchase [____] shares of Common Stock (the “Option Shares”). The Option is intended to be a non-statutory stock option.

2. Grant Date; Vesting Commencement Date. The “Grant Date” of Option hereby granted is [_______], [___]. The “Vesting Commencement Date” of the Option hereby granted is [____].

3. Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

4. Exercise Price. The exercise price for the purchase of Option Shares upon the exercise of all or any portion of the Option will be $[___] per Option Share.

5. Vesting Schedule; Expiration.

(a)       Vesting Schedule. The Option shall become vested and exercisable as follows, provided that the Optionee remains continuously employed by the Company through each applicable vesting date:

a.	[One-third (1/3)][1] of the Option shall vest and become exercisable on the first anniversary of the Vesting Commencement Date

b.	[One-third (1/3)] of the Option shall vest and become exercisable on the second anniversary of the Vesting Commencement Date

c.	[One-third (1/3)] of the Option shall vest and become exercisable on the third anniversary of the Vesting Commencement Date

1 Assumes three-year vesting period – modify as needed if period differs.

(b)       Expiration. Subject to earlier expiration as provided in Section 6 below, the Option will expire at the close of business on the Business Day immediately preceding the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

6. Termination of Employment. The consequences of a termination of Optionee’s Employment shall be as follows:

(a)       Termination for Reasons Other Than Cause. If the Optionee’s Employment with the Company terminates for any reason other than Cause (as defined in Section 21 herein), the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier to occur of (i) the ninetieth (90th) day after the date the Optionee’s Employment terminates and (ii) the Expiration Date; provided that, if the Optionee’s Employment with the Company terminates for death or Disability (as defined in Section 21 herein), the Optionee’s or the Optionee’s beneficiary may exercise the vested portion of the Option, but only within such period of time ending on the earlier to occur of (i) the first (1st) anniversary of the date the Optionee’s Employment terminates and (ii) the Expiration Date.

(b) Termination for Cause. If the Optionee’s Employment is terminated for Cause, the Option (whether then vested or exercisable or not) shall immediately lapse and cease to be exercisable.

7.       Forfeiture. Subject to the following two sentences, Options which have not become vested as of the date the Optionee’s Employment terminates shall immediately be forfeited on such date, and the Optionee shall have no further rights with respect thereto. Notwithstanding any other provision of this Agreement, Options granted to the Optionee and outstanding and to the extent not otherwise vested, shall be vested as of the Optionee’s Date of Separation from Service if such Date of Separation from Service occurs within the twelve months following a Change in Control and such separation from service occurs as a result of Termination Without Cause of the Optionee by the Company or Resignation for Good Reason by the Optionee (the “Accelerated Vesting”). The Accelerated Vesting shall be paid to the Optionee subject to the condition that the Optionee complies with the Restrictive Covenants set forth in Section 10 of this Agreement. For the avoidance of doubt, the term of the Options vested pursuant to the Accelerated Vesting shall be governed by Section 6 hereof.

8.       Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the Option is exercisable during the Optionee’s lifetime only by the Optionee and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option will be forfeited by the Optionee and all of the Optionee’s rights to such Option shall immediately terminate without any payment or consideration from the Company. Upon the death of the Optionee, the Option may be exercised only by the executors or administrators of the Optionee’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution.

9.       Manner of Exercise.

(a)       Election to Exercise. The Option is exercisable by delivery of an electronic or physical exercise notice, in the form attached hereto as Exhibit A or such other form as permitted by the Committee from time to time and communicated to the Optionee (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Option Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan.

(b)       Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in the manner designated by the Committee.

10.       Restrictive Covenants. Unless otherwise determined by the Committee in its sole discretion, by accepting the Option, the Optionee acknowledges that the Optionee is bound by the following restrictive covenants (the “Restrictive Covenants”):

(a)       Except to the extent (1) expressly authorized in writing by the Company or (2) required by law or any legal process, the Optionee shall not at any time during the Optionee’s Employment with the Company or any of its Affiliates or following the date the Optionee’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 21 herein) or proprietary Trade Secrets (as defined in Section 21 herein) of the Company or any of its Affiliates;

(b)       The Optionee shall not at any time during the Optionee’s Employment with the Company or any of its Affiliates or following the date the Optionee’s Employment terminates make any derogatory, disparaging or negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers and employees;

(c)       During the Restricted Period (as defined in Section 21 herein), the Optionee shall not become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or perform any services for, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any Competitor (as defined in Section 21 herein) of the Company or any of its Affiliates;

(d)       During the Restricted Period, the Optionee shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or any of its Affiliates or induce any employee, agent or contractor of the Company or any of its Affiliates to terminate his or her or her Employment or cease doing business with the Company or any of its Affiliates for any reason whatsoever; and

(e)       During the Restricted Period, the Optionee shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, including any Competitor of the Company or any of its Affiliates, (1) engage in any business transaction or relationship or perform any services in any material way competitive with the Company or any of its Affiliates with or for a client or prospective client of the Company or any of its Affiliates or (2) interfere with any business relationship between the Company or any of its Affiliates and any client or prospective client of the Company or any of its Affiliates or induce any client or prospective client to discontinue any business relationship with the Company or any of its Affiliates or to refrain from entering into a business relationship or transaction with the Company or any of its Affiliates.

The Restrictive Covenants are in addition to and do not supersede any rights the Company or any of its Affiliates may have in law or at equity or under any other agreement.

By accepting the Option, the Optionee shall further agree that it is impossible to measure in money the damages which will accrue to the Company or any of its Affiliates in the event the Optionee breaches the Restrictive Covenants. Therefore, if the Company or any of its Affiliates shall institute any action or proceeding to enforce the provisions hereof, the Optionee shall agree to waive the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and the Optionee shall agree not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law.

If at any time (including after a notice of exercise has been delivered) the Committee reasonably believes that the Optionee has breached any of the Restrictive Covenants described in Sections 10(a) through 10(e), the Committee may suspend the Optionee’s right to exercise any Option pending a good faith determination by the Committee of whether any such Restrictive Covenant has been breached. If the Committee determines in good faith that the Optionee has breached any such Restricted Covenants, the Optionee shall immediately forfeit any outstanding unvested Options and any vested but unexercised Options and shall repay to the Company, upon demand, any Exercised Shares. The Optionee shall also be required to repay to the Company, in cash and upon demand, any proceeds resulting from the sale or other disposition (including to the Company) of Exercised Shares.

The foregoing shall not prejudice the Company’s right to require the Optionee to account for and pay over to the Company on a pre-tax basis any profit obtained by the Optionee as a result of any transaction constituting a breach of the Restrictive Covenants.

11.       Taxes.

(a)       Liability for Tax-Related Items. Except to the extent prohibited by law, Optionee acknowledges that the Optionee is ultimately liable and responsible for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the Option, regardless of any action the Company takes with respect to such Tax-Related Items. The Optionee further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the Option, including the grant, vesting, and exercise of the Option, or the subsequent sale of the Exercised Shares and (ii) does not commit, and is under no obligation, to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax- Related Items or achieve any particular tax result.

(b)       Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Exercised Shares shall be issued, and no sales proceeds shall be delivered, unless and until satisfactory arrangements (as determined by the Committee) have been made by the Optionee with respect to the payment of any taxes which the Company determines must be withheld with respect to such Exercised Shares or such sales proceeds.

12.       Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement which reduces the Optionee’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, together with the Plan and the Exercise Notice, represent the entire agreement between the parties with respect to the Option. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. The Company reserves the right, however, to the extent that the Company deems necessary or advisable in its sole discretion, to unilaterally alter or modify the terms of the Option set forth in this Agreement in order to ensure that the Option qualifies for exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”); provided, however that the Company makes no representations that the Option will be exempt from the requirements of Section 409A.

13.       Policy Against Insider Trading. By accepting the Option, the Optionee acknowledges that the Optionee is bound by and shall comply with all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time.

14.       Data Privacy Consent. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by the Company for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Company may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of Common Stock or directorships held in the Company or any of its Affiliates, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Optionee understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Personal Data will be held only as long as is necessary or appropriate to implement, administer and manage the Optionee’s participation in the Plan. Further, the Optionee understands that the Optionee is providing the consents herein on a purely voluntary basis.

15.       Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Optionee and the Optionee’s beneficiary, if applicable.

16.       Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

17.       Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

20.       Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Optionee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Exercise Shares and that the Optionee should consult a tax advisor prior to such exercise or disposition.

21.       Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(A)	“Cause”, unless otherwise provided in any effective written individual contract entered into between the Company and the Optionee, shall mean for purposes of this Agreement: (i) the Optionee’s failure to attempt in good faith to perform his lawful duties (other than as a result of Disability); (ii) the Optionee’s willful misconduct or gross negligence of a material nature in connection with the performance of his duties as an employee, which is or could reasonably be expected to be materially injurious to the Company, or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by the Optionee of the Optionee’s fiduciary duty or duty of loyalty to the Company or its affiliates; (iv) the Optionee’s intentional and unauthorized removal, use or disclosure of the Company’s or any affiliate’s document (in any medium or form) relating to the Company or an affiliate, or the customers of the Company or an affiliate thereof and which is not pursuant to his lawful duties and may be injurious to the Company, its customers or their respective affiliates; (v) the willful performance by the Optionee of any act or acts of dishonesty in connection with or relating to the Company’s or its affiliates’ business, or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (vi) the indictment of the Optionee for, or a plea of guilty or nolo contendere by the Optionee to, any felony or other serious crime involving moral turpitude; (vii) a material breach of any of the Optionee’s obligations under any agreement entered into between the Optionee and the Company or any of its affiliates that is material to either (A) the employment relationship between Company or any of its affiliates and the Optionee or (B) the relationship between the Company and the Optionee as investor or prospective investor in the Company; or (viii) a material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation; provided that, with respect to the events in clauses (i), (ii), (iv) or (vii) herein, the Company shall have delivered written notice to the Optionee of its intention to terminate the Optionee’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Optionee’s employment for Cause and the Optionee shall not have cured such circumstances, to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith, within thirty (30) days following the Company’s delivery of such notice.

(B)	“Change in Control” has the meaning set forth in the Plan.

(C)	“Competitor” shall mean any individual, corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) any business conducted by the Company or any of its Affiliates.

(D)	“Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Optionee; and provided further that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(E)	“Date of Separation from Service” shall mean (i) if the separation from service occurs due to the Company’s Termination Without Cause of the Optionee, the date specified in the notice of termination given to the Optionee; or (ii) if the separation from service occurs due to the Optionee’s Resignation with Good Reason, the date of his separation from service specified in the notice thereof.

(F)	“Disability” means, unless otherwise provided in any effective written individual contract entered into between the Company and the Optionee, (i) for any Optionee covered by a disability plan or policy sponsored or maintained by the Company, the definition of "disability" that would entitle the Optionee to benefits under the terms of such disability plan or policy and (ii) for any Optionee not covered by any such disability plan or policy, (a) the inability of the Optionee to engage in any substantial gainful activity or (b) the receipt by the Optionee of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(G)	“Restricted Period” shall mean (i) with respect to the provisions of Section 10(c) and Section 10(e) hereof, the period commencing on the date the Optionee’s Employment terminates and ending on the twelve (12) month anniversary thereof and (ii) with respect to the provisions of Section 10(d) hereof, the period commencing on the date the Optionee’s Employment terminates and ending on the eighteen (18) month anniversary thereof (or, in the case of either clause (i) or clause (ii), such shorter period governing relevant activities as may be explicitly set forth in any employment agreement between the Company and the Optionee).

(H)	“Resignation For Good Reason” shall mean termination of Optionee of his employment with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Optionee’s Separation from Service with the Company, unless the Optionee shall have consented in writing thereto, (i) a material diminution in the Executive’s base salary and target bonus percentage as of the date of this Agreement, (ii) a material reduction in his duties associated with his title as Vice President and his role as Chief Commercial Officer as of the date of this Agreement, or (iii) a relocation of the Company’s New York office (“New York Office”) to more than 50 miles from the current location or the Optionee’s current residence, or a reassignment of Executive’s place of work from the New York Office to another office located more than 50 miles from the current location or the Optionee’s current residence; provided, in each case, that within thirty (30) days following the initial occurrence of any of the events set forth herein, the Optionee shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Optionee’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice, and the Optionee’s Separation from Service with the Company shall have occurred within seventy (70) days following the initial occurrence of the applicable event.

(I)	“Termination Without Cause” shall mean termination by the Company of the Optionee’s employment without Cause.

(J)	“Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include all of the Company’s subsidiaries and all Affiliates and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Optionee; and provided further that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

*     *     *     *     *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Optionee has hereunto signed this Agreement on the Optionee’s own behalf, thereby representing that the Optionee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

INTERNATIONAL SEAWAYS, INC.

By:
Title:

Acknowledged and Accepted:

EXHIBIT A TO FORM OF STOCK OPTION GRANT

INTERNATIONAL SEAWAYS, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
EXERCISE NOTICE

International Seaways, Inc.
[insert current address]

Attention: [_insert _]

1.	Exercise of Option. Effective as of today _______________, ______, the undersigned (“Purchaser”) hereby elects to purchase ________________ shares of Common Stock (the“Shares”) under and pursuant to the stock option granted to Purchaser (the “Option”) pursuant to the International Seaways, Inc. Management Incentive Compensation Plan (the “Plan”) and the Stock Option Grant Agreement dated ______________, ______ (including any subsequent amendments, the “Agreement”). The purchase price for the Shares shall be $___________, as required by the Agreement.

2.	Delivery of Payment. Purchaser herewith delivers to International Seaways, Inc. (the “Company”) the full purchase price for the Shares in cash.

3.	Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

4.	Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or its transfer agents or registrars) of the Shares, the Purchaser shall not have any rights as a shareholder with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares acquired upon exercise of the Option shall be issued to the Purchaser as soon as practicable after exercise of the Option.

5.	Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

Submitted by: PURCHASER	Accepted by: INTERNATIONAL SEAWAYS, INC.

By:
Signature	Name:
Title:

Print Name:	Date Received:

Address: